   EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, October 28, 2010

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2010 RESULTS

	Third Quarter			Nine Months
	2010	2009	%	2010	2009	%
Earnings Excluding Special Items [1]
$ Millions	7,350	4,730	55	21,210	13,370	59
$ Per Common Share
Assuming Dilution	1.44	0.98	47	4.37	2.74	59

Special Items
$ Millions	0	0		0	(140)

Earnings
$ Millions	7,350	4,730	55	21,210	13,230	60
$ Per Common Share
Assuming Dilution	1.44	0.98	47	4.37	2.71	61

Capital and Exploration
Expenditures - $ Millions	8,769	6,493	35	22,165	18,829	18

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“Despite continuing economic uncertainty, we had strong quarterly results and continued to advance our robust investment opportunities.  Third quarter earnings were $7.4 billion, up 55% from third quarter of last year due to higher crude oil and natural gas realizations, improved refining margins, and solid chemical results.  Earnings for the first nine months of 2010, excluding special items, were $21.2 billion, up 59% over the first nine months of 2009.

Oil-equivalent production was over 20% higher than the third quarter of 2009, driven by our world-class assets in Qatar and our recent unconventional gas acquisition.

Capital and exploration spending for the first nine months of 2010 was $22.2 billion, up 18% from the first nine months of last year.

The Corporation returned over $5 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding.”

THIRD QUARTER HIGHLIGHTS

•

Earnings were $7,350 million, an increase of 55% or $2,620 million from the third quarter of 2009.

•

Earnings per share were $1.44, an increase of 47%.

•

Capital and exploration expenditures were $8.8 billion, up 35% from the third quarter of 2009.

•

Oil-equivalent production increased over 20% from the third quarter of 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 20%.

•

Cash flow from operations and asset sales was $13.9 billion, including asset sales of $0.8 billion.

•

Share purchases to reduce shares outstanding were $3 billion.

•

Dividends per share of $0.44 increased by 5% compared to the third quarter of 2009.

•

During the third quarter, production began from the Odoptu field, the latest development phase of the Sakhalin-1 project in Russia.

•

ExxonMobil announced the commissioning of new units to produce ultra low sulfur diesel at its Baytown, Texas and Baton Rouge, Louisiana refineries.  This will enable ExxonMobil to increase the supply of ultra low sulfur diesel by over 3 million gallons a day.

Third Quarter 2010 vs. Third Quarter 2009

Upstream earnings were $5,467 million, up $1,455 million from the third quarter of 2009.  Higher crude oil and natural gas realizations increased earnings by $1 billion, while higher liquids and gas volumes improved earnings by $270 million.

On an oil-equivalent basis, production increased over 20% from the third quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 20%.

Liquids production totaled 2,421 kbd (thousands of barrels per day), up 86 kbd or nearly 4% from the third quarter of 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 3%, as increased production from projects in Qatar and the addition of XTO volumes more than offset net field decline.

Third quarter natural gas production was 12,192 mcfd (millions of cubic feet per day), up 4,037 mcfd from 2009, driven by additional U.S. unconventional gas volumes and project ramp-ups in Qatar.

Earnings from U.S. Upstream operations were $999 million, $290 million higher than the third quarter of 2009. Non-U.S. Upstream earnings were $4,468 million, up $1,165 million from last year.

Downstream earnings of $1,160 million were up $835 million from the third quarter of 2009.  Higher industry refining margins, partly offset by lower marketing margins increased earnings by $300 million.  Volume and product mix effects increased earnings by $150 million while other factors, mainly asset sales and favorable foreign exchange impacts, increased earnings by $390 million. Petroleum product sales of 6,574 kbd were 273 kbd higher than last year's third quarter, mainly reflecting higher demand.

Earnings from the U.S. Downstream were $164 million, up $367 million from the third quarter of 2009. Non-U.S. Downstream earnings of $996 million were $468 million higher than last year.

Chemical earnings of $1,229 million were $353 million higher than the third quarter of 2009.  Improved margins increased earnings by $370 million. Third quarter prime product sales of 6,558 kt (thousands of metric tons) were 202 kt higher than the prior year primarily due to improved global demand and start-up of the Fujian facility in China.

Corporate and financing expenses were $506 million, up $23 million from the third quarter of 2009.

During the third quarter of 2010, Exxon Mobil Corporation purchased 54 million shares of its common stock for the treasury at a gross cost of $3.3 billion. These purchases included $3 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs. Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the fourth quarter of 2010.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2010 vs. First Nine Months 2009

Earnings of $21,210 million ($4.37 per share) increased $7,980 million from 2009.  Excluding special items, earnings for the first nine months of 2010 increased $7,840 million from 2009.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings excluding special items were $21,210 million, up 59%.

•

Earnings per share excluding special items increased 59% to $4.37.

•

Earnings were up 60% from 2009. Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for the first nine months of 2010 did not include any special items.

•

Oil equivalent production was up 11% from 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 12%.

•

Cash flow from operations and asset sales was $37 billion, including $1.6 billion from asset sales.

•

The Corporation distributed over $12 billion to shareholders in the first nine months of 2010 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were $22.2 billion, up 18% versus 2009.

Upstream earnings were $16,617 million, up $5,290 million from 2009. Higher crude oil and natural gas realizations increased earnings approximately $5.1 billion.  The favorable impact of higher volumes of $590 million was partially offset by higher operating costs of $340 million.

On an oil-equivalent basis, production was up 11% compared to the first nine months of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 12%.

Liquids production of 2,387 kbd increased 2 kbd compared with 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production increased 1% compared with 2009, as new volumes from project ramp-ups in Qatar were offset by net field decline.

Natural gas production of 11,304 mcfd increased 2,518 mcfd from 2009, driven by higher volumes from Qatar projects and additional U.S. unconventional gas volumes.

Earnings from U.S. Upstream operations for 2010 were $2,955 million, an increase of $1,073 million from 2009.  Non-U.S. Upstream earnings were $13,662 million, up $4,217 million from 2009.

Downstream earnings of $2,417 million were $447 million higher than 2009.  Positive sales volume mix effects increased earnings by $430 million.  Negative foreign exchange impacts of $320 million were offset by favorable tax items.  Petroleum product sales of 6,359 kbd decreased 48 kbd.

U.S. Downstream earnings were $544 million, up $410 million from 2009. Non-U.S. Downstream earnings were $1,873 million, $37 million higher than last year.

Chemical earnings of $3,846 million increased $2,253 million from 2009. Improved margins increased earnings by approximately $1.7 billion while higher volumes increased earnings about $370 million. Prime product sales of 19,542 kt were up 1,392 kt from 2009.

Corporate and financing expenses excluding special items were $1,670 million, up $150 million from 2009 mainly due to a tax charge related to the U.S. health care legislation during the first quarter of 2010.

Gross share purchases through the first nine months of 2010 were $7.3 billion, reducing shares outstanding by 115 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 28, 2010.  Slides for the webcast will be posted on our website at approximately 9 a.m. Central time.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2009 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2010
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2010	2009	2010	2009
Earnings / Earnings Per Share

Total revenues and other income	95,298	82,260	278,035	220,745
Total costs and other deductions	82,440	73,056	240,403	196,174
Income before income taxes	12,858	9,204	37,632	24,571
Income taxes	5,297	4,333	15,750	11,052
Net income including noncontrolling interests	7,561	4,871	21,882	13,519
Net income attributable to noncontrolling interests	211	141	672	289
Net income attributable to ExxonMobil (U.S. GAAP)	7,350	4,730	21,210	13,230

Earnings per common share (dollars)	1.44	0.98	4.38	2.72

Earnings per common share
- assuming dilution (dollars)	1.44	0.98	4.37	2.71

Other Financial Data

Dividends on common stock
Total	2,234	2,011	6,286	6,031
Per common share (dollars)	0.44	0.42	1.30	1.24

Millions of common shares outstanding
At September 30			5,043	4,747
Average - assuming dilution	5,089	4,803	4,851	4,878

ExxonMobil share of equity at September 30			145,031	107,265
ExxonMobil share of capital employed at September 30			167,040	120,351

Income taxes	5,297	4,333	15,750	11,052
Sales-based taxes	7,172	6,805	20,933	18,927
All other taxes	10,071	9,729	28,664	27,442
Total taxes	22,540	20,867	65,347	57,421

ExxonMobil share of income taxes of
equity companies	881	515	2,691	1,616

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2010
(millions of dollars)
	Third Quarter		Nine Months
	2010	2009	2010	2009
Earnings (U.S. GAAP)
Upstream
United States	999	709	2,955	1,882
Non-U.S.	4,468	3,303	13,662	9,445
Downstream
United States	164	(203)	544	134
Non-U.S.	996	528	1,873	1,836
Chemical
United States	676	315	1,900	477
Non-U.S.	553	561	1,946	1,116
Corporate and financing	(506)	(483)	(1,670)	(1,660)
Net income attributable to ExxonMobil	7,350	4,730	21,210	13,230
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	(140)
Corporate total	0	0	0	(140)
Earnings Excluding Special Items
Upstream
United States	999	709	2,955	1,882
Non-U.S.	4,468	3,303	13,662	9,445
Downstream
United States	164	(203)	544	134
Non-U.S.	996	528	1,873	1,836
Chemical
United States	676	315	1,900	477
Non-U.S.	553	561	1,946	1,116
Corporate and financing	(506)	(483)	(1,670)	(1,520)
Corporate total	7,350	4,730	21,210	13,370
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.1	8.8	35.4	19.9
Sales of subsidiaries, investments and property, plant and equipment	0.8	0.2	1.6	1.1
Cash flow from operations and asset sales	13.9	9.0	37.0	21.0

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2010

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	430	373	392	383
Canada/South America	253	267	261	272
Europe	294	350	335	381
Africa	631	666	632	694
Asia Pacific/Middle East	633	494	583	474
Russia/Caspian	180	185	184	181
Worldwide	2,421	2,335	2,387	2,385

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,726	1,292	2,167	1,268
Canada/South America	550	646	570	643
Europe	2,365	2,545	3,580	3,449
Africa	15	16	16	21
Asia Pacific/Middle East	5,371	3,510	4,790	3,263
Russia/Caspian	165	146	181	142
Worldwide	12,192	8,155	11,304	8,786

Oil-equivalent production (koebd) [1]	4,453	3,694	4,271	3,849

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2010

	Third Quarter		Nine Months
	2010	2009	2010	2009
Refinery throughput (kbd)
United States	1,752	1,751	1,760	1,773
Canada	453	417	437	414
Europe	1,550	1,542	1,550	1,540
Asia Pacific	1,304	1,349	1,230	1,321
Other	305	293	261	293
Worldwide	5,364	5,352	5,238	5,341

Petroleum product sales (kbd)
United States	2,534	2,462	2,480	2,525
Canada	450	412	439	411
Europe	1,656	1,607	1,626	1,615
Asia Pacific	1,278	1,292	1,229	1,328
Other	656	528	585	528
Worldwide	6,574	6,301	6,359	6,407

Gasolines, naphthas	2,680	2,593	2,594	2,556
Heating oils, kerosene, diesel	1,949	1,851	1,899	2,009
Aviation fuels	526	553	478	541
Heavy fuels	597	596	602	585
Specialty products	822	708	786	716
Worldwide	6,574	6,301	6,359	6,407

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,628	2,525	7,601	7,087
Non-U.S.	3,930	3,831	11,941	11,063
Worldwide	6,558	6,356	19,542	18,150

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2010
(millions of dollars)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Capital and Exploration Expenditures
Upstream
United States	2,352	858	3,896	2,602
Non-U.S.	5,280	4,049	14,624	11,576
Total	7,632	4,907	18,520	14,178
Downstream
United States	201	396	812	1,156
Non-U.S.	357	435	1,004	1,138
Total	558	831	1,816	2,294
Chemical
United States	62	66	196	237
Non-U.S.	463	681	1,501	2,098
Total	525	747	1,697	2,335

Other	54	8	132	22

Worldwide	8,769	6,493	22,165	18,829

Exploration expenses charged to income
included above
Consolidated affiliates
United States	62	60	162	155
Non-U.S.	437	434	1,428	1,178
Equity companies - ExxonMobil share
United States	1	0	3	0
Non-U.S.	1	7	12	9
Worldwide	501	501	1,605	1,342

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] For periods prior to 2009, earnings per share (EPS) numbers have been adjusted retrospectively on a consistent basis with 2009 reporting when new authoritative guidance on EPS was adopted.